SES SOLAR INC.
129 route de Saint-Julien
CH – 1228 Plan-les-Ouates

January 9, 2007

VIA FACSIMILE TRANSMISSION

Mr. H. Christopher Owings
United States Securities and
Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-3561

Re: Comment letter dated November 28, 2006
Re SES Solar Inc. Form 8-K filed
October 4, 2006 and Form 10-QSB filed
November 20, 2006
Our File No. 00890-03

Dear Mr. Burnett:

Reference is made to the above-referenced letter and the statement from the company that you require.

On behalf of the Company, I hereby acknowledged that:

1. the Company is responsible for the adequacy and accuracy of the disclosures in the filing;

2. staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3. the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

Jean-Christophe Hadorn
President

JCH:ti